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                                  United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                                            Commission File Number: 333-63643-10


                          Television Enterprises, Inc.
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             (Exact name of registrant as specified in its charter)


                6151 Paluxy Road, Building A, Tyler, Texas 75703
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


        9 7/8% Senior Subordinated Notes Due 2008 and Related Guarantees 9 3/8% Senior Subordinated Notes Due 2009 and Related Guarantees 10 1/2% Senior Subordinated Notes Due 2010 and Related Guarantees
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               (Title of each of securities covered by this Form)


                                      None
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)     [ ]      Rule 12h-3(b)(1)(i)        [X]
              Rule12g-4(a)(1)(ii)     [ ]      Rule 12h-3(b)(1)(ii)       [ ]
              Rule 12g-4(a)(2)(i)     [ ]      Rule12h-3(b)(2)(i)         [ ]
              Rule 12g-4(a)(2)(ii)    [ ]      Rule 12h-3(b)(2)(ii)       [ ]
                                               Rule 15d-6                 [ ]

         Approximate number of holders of record as of the certification or notice date: None

         Pursuant to the requirements of the Securities Exchange Act of 1934, Classic Cable, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                     Friendship Cable of Texas, Inc.
                                     (successor to Television Enterprises, Inc.)


DATE: January 16, 2003               BY: /s/ Dale Bennett
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                                         Name:  Dale Bennett
                                         Title: President